Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-191171) on Form S-3, and Registration Statements (No. 333-106861, 333-132925, and 333-209097) on Form S-8 of Cavco Industries, Inc. of our reports dated May 26, 2020, related to our audits of the consolidated financial statements, and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., appearing in this Annual Report on Form 10-K of Cavco Industries, Inc. for the fiscal year ended March 28, 2020.

/s/ RSM US LLP

Phoenix, Arizona
May 26, 2020